                   SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )


     Filed by the Registrant  / X /

     Filed by a Party other than the Registrant  /   /

     Check the appropriate box:

     /   /     Preliminary Proxy Statement

     / X /     Definitive Proxy Statement

     /   /     Definitive Additional Materials

     /   /     Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                     Pacific Telecom, Inc.
- - - --------------------------------------------------------------------------
       (Name of Registrant as Specified In Its Charter)


                     Pacific Telecom, Inc.
- - - --------------------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/ X /     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2)

/   /     $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3)

/   /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11

          1) Title of each class of securities to which transaction applies:

               Not Applicable
               --------------------------------------------------------

          2) Aggregate number of securities to which transaction applies:

               Not Applicable
               --------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

               Not Applicable
               --------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               Not Applicable
               --------------------------------------------------------

     * Set forth the amount on which the filing fee is calculated and state how it was determined.

/   /     Check box if any part of the fee is offset as provided by
          Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

               Not Applicable
               --------------------------------------------------------

          2)   Form, Schedule or Registration Statement No.:

               Not Applicable
               --------------------------------------------------------

          3)   Filing Party:

               Not Applicable
               --------------------------------------------------------

          4)   Date Filed:

               Not Applicable
               --------------------------------------------------------

                     PACIFIC TELECOM, INC.

                         805 BROADWAY
                 VANCOUVER, WASHINGTON  98668



           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        APRIL 29, 1994


To the Shareholders of Pacific Telecom, Inc.:

          NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Shareholders of PACIFIC TELECOM, INC. (Company) will be held at the Sheraton Portland Airport Hotel, 8235 N.E. Airport Way, Portland, Oregon 97220, at 9:30 a.m. on Friday, April 29, 1994 for the following purposes:

          (1)  to elect a board of six directors;

          (2)  to approve the 1994 Restatement of the Pacific
Telecom, Inc. Long-Term Incentive Plan; and

          (3) to transact any other business that properly comes before the meeting or any adjournment or adjournments thereof.

          Only holders of record of the Company's Common Stock at the close of business on March 18, 1994 will be entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy determine.

          All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

          Whether or not you plan to attend, please sign and return the accompanying form of proxy in the enclosed stamped envelope. We appreciate your giving this matter your prompt attention.

                         By Order of the Board of Directors


                         Donn T. Wonnell
                         Vice President and Corporate
                           Secretary
April 1, 1994

                     PACIFIC TELECOM, INC.

                         805 BROADWAY
                  VANCOUVER, WASHINGTON 98668



                        PROXY STATEMENT


          A proxy in the accompanying form is solicited by the Board of Directors of Pacific Telecom, Inc. (Company) for use at the 1994 Annual Meeting of Shareholders of the Company to be held at the Sheraton Portland Airport Hotel, 8235 N.E. Airport Way, Portland, Oregon 97220, at 9:30 a.m. on Friday, April 29, 1994 and at any adjournment or adjournments thereof. The approximate date this Proxy Statement and the accompanying form of proxy are first being sent to shareholders is April 1, 1994.

          Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by voting in person at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person.

          All valid, unrevoked proxies will be voted at the Annual Meeting of Shareholders in accordance with the instructions given. If a signed proxy is returned without instructions, it will be voted for the director nominees, for approval of the 1994 Restatement of the Pacific Telecom, Inc. Long-Term Incentive Plan and in accordance with this Proxy Statement on any other business which may properly come before the meeting.

          In the election of directors, the holders of Common Stock have cumulative voting rights, which means each shareholder has the right to give one candidate as many votes as the number of directors multiplied by the number of his or her shares, or to distribute votes among any number of candidates on the same principle. If the authority to vote for directors is granted to them, the persons named on the accompanying form of proxy will have the discretionary authority to vote on a cumulative basis. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting if a quorum is present. Except as disclosed with respect to Proposal II, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted for any purpose in determining whether a proposal is approved and have no effect in determining the number of votes received by a nominee.

          As of March 18, 1994, there were 39,608,264 shares of the Company's Common Stock outstanding, each of which is entitled to one vote on all matters other than election of directors.

          Only holders of record of Common Stock at the close of business on March 18, 1994 will be entitled to vote at the Annual Meeting of Shareholders and any adjournment thereof.

                   I.  ELECTION OF DIRECTORS

          The persons named in the proxy will vote your stock for the election of the persons listed below to serve as directors unless contrary instructions are received. The directors will be elected to hold office until the 1995 Annual Meeting of Shareholders and until their successors are elected and qualified. The following table shows, as to each nominee, his or her name, age, other positions and offices with the Company, principal occupation or employment for the past five years and the year first elected a director of the Company. All of the nominees are now directors of the Company. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning stock ownership by directors.

          The Board of Directors recommends a vote FOR the election of these nominees as directors.

                                                           Director
Name                  Age    Principal Occupation           Since
- - - ----                  ---    --------------------          --------
Joyce E. Galleher     64     Secretary-Treasurer of JODI     1982
                             (real estate, equipment
                             leasing)

Roy M. Huhndorf*      53     President and Chief Executive   1991
                             Officer of Cook Inlet Region,
                             Inc. (native regional
                             corporation)

Donald L. Mellish*    66     Director and Chairman of the    1992
                             Executive Committee of the
                             National Bank of Alaska

Charles E. Robinson*  60     Chairman, Chief Executive       1982
                             Officer and President of
                             the Company; Chairman and
                             Chief Executive Officer
                             from October 1990 to
                             December 1992; President and
                             Chief Executive Officer from
                             April 1985 to October 1990;
                             Chairman, Chief Executive
                             Officer and President of
                             Alascom, Inc.

Sidney R. Snyder      67     President, Sid's Super          1973
                             Market, Inc.;
                             Washington State Senator

Nancy Wilgenbusch     46     President, Marylhurst College,  1990
                             Portland, Oregon; Director,
                             PacifiCorp
___________________

*  Member of the Executive Committee
/TABLE

DIRECTOR COMPENSATION

          The Company's directors, other than Mr. Robinson, are each paid $12,000 per year, $750 per board meeting and $900 for the chairperson or $750 for committee members for committee meetings. In 1993, there were five meetings of the Board of Directors. All directors attended at least 75 percent of the meetings of the Board of Directors and the committees of which they were members.

          Under the Company's Non-Employee Director Stock Compensation Plan, directors of the Company who are not employees of the Company or any of its subsidiaries or of PacifiCorp or any of PacifiCorp's subsidiaries are awarded approximately $37,500 worth of the Company's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock awards equivalent to approximately $7,500 for each remaining year. The director's right to receive the stock awarded under this provision of the plan accrues over the five-year period following the award or shorter period to retirement and unaccrued shares are forfeited if the recipient ceases to be a director prior to the end of the five-year period. Accrued shares vest upon the director's retirement and are subject to forfeiture prior to retirement if the director (a) fails to attend at least 50 percent of the meetings of the Board of Directors or committee of which the director is a member, (b) is removed by the Board of Directors for cause, or (c) becomes a director of or is otherwise employed by a competing entity. The shares awarded under the plan are purchased in the open market with funds supplied by the Company, and the certificates representing the shares and the dividends earned on the shares are then held by the Company until the shares vest. On April 30, 1993, an initial award of 1,694 shares was made under this provision of the plan to each of Ms. Galleher, Messrs. Huhndorf and Mellish and Dr. Wilgenbusch, and an initial award of 1,355 shares was made to Mr. Snyder.

          Pursuant to the plan, an additional award of $7,500 worth of the Company's Common Stock was also made to directors for each year of prior service with the Company or Alascom, Inc. through 1992, up to a maximum of 10 years. Each recipient of such an award was also awarded cash in an amount equal to the dividends that would have been earned on the awarded shares had the shares been awarded in the year of service to which the award was attributable. These awards (including the dividend equivalents) vest upon the director's retirement from service as a director and are subject to forfeiture on the terms described above. On April 30, 1993, an award of 3,390 shares and dividend equivalents of $20,150 were made under this provision of the plan to each of Messrs. Mellish and Snyder and Ms. Galleher, and Dr. Wilgenbusch and Mr. Huhndorf received awards of 1,017 and 678 shares and dividend equivalents of $2,590 and $1,322, respectively.

BOARD COMMITTEES

          The Board of Directors has an Audit Committee and a Personnel Committee, but does not have a nominating committee or a compensation committee. The Audit Committee reviews the independence of the Company's independent auditors, the work of internal auditors, the adequacy of internal controls, the quality of financial reporting, accounting estimates involving the use of significant management judgment and the Company's construction program. It also meets with the independent auditors from time to time to discuss their audit plans and to review their audit reports and findings. The members of the Audit Committee are Messrs. Mellish and Snyder and Dr. Wilgenbusch. Dr. Wilgenbusch is the chairperson of the Audit Committee, which met five times in 1993.

          The Personnel Committee of the Board of Directors makes recommendations to the Board of Directors on compensation issues, including salary levels for officers and management compensation plans, and administers executive compensation plans as authorized by the Board. The Committee currently consists of three directors, Ms. Galleher and Messrs. Snyder and Huhndorf, none of whom are current or former officers or employees of the Company or any of its subsidiaries or PacifiCorp or any of its subsidiaries. The Chairman of the Personnel Committee,
Mr. Huhndorf, attends meetings of the PacifiCorp personnel committee in order to assure coordination of compensation decisions among PacifiCorp's business units. The Personnel Committee met four times in 1993. See "Personnel Committee Report on Executive Compensation" below.

                     SECURITY OWNERSHIP OF
           CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership, as of January 31, 1994, of the Company's Common Stock and Common Stock of PacifiCorp by
(i) each nominee for director of the Company; (ii) each of the executive officers named in the Summary Compensation Table; and
(iii) all executive officers and directors of the Company as a group. As of January 31, 1994, each of the directors and executive officers identified below and all executive officers and directors of the Company as a group owned less than one percent of the Company's Common Stock and less than one percent of the Common Stock of PacifiCorp. No person is known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, except that, as of January 31, 1994, PacifiCorp Holdings, Inc., a wholly owned subsidiary of PacifiCorp, was the beneficial owner of 34,325,181 shares of the Company's Common Stock, which represents approximately 87 percent of the Company's Common Stock. PacifiCorp Holdings, Inc. has pledged those shares to Morgan Guaranty Trust Company of New York, as agent for a group of commercial banks, as security for repayment of obligations of PacifiCorp Holdings, Inc. under a Credit Agreement.

                                        Number of        Number of
                                        Shares of        Shares of
                                     Pacific Telecom     PacifiCorp
Beneficial Owner                     Common Stock(1)   Common Stock(1)
- - - ----------------                     ---------------   ---------------
Joyce E. Galleher. . . . . . . . . . . .   5,284             100

Roy M. Huhndorf. . . . . . . . . . . . .   2,472             100

Donald L. Mellish. . . . . . . . . . . .   5,084           3,000

Charles E. Robinson. . . . . . . . . . .  63,922          42,423

Sidney R. Snyder . . . . . . . . . . . .   7,769              --

Nancy Wilgenbusch. . . . . . . . . . . .   2,711           5,000

James H. Huesgen . . . . . . . . . . . .  19,310           2,501

Donn T. Wonnell. . . . . . . . . . . . .   4,098             623

Brian M. Wirkkala. . . . . . . . . . . .  19,923           2,347

Wesley E. Carson . . . . . . . . . . . .   2,644             872

All executive officers
and directors as a group
(11 persons) . . . . . . . . . . . . .   136,064          58,849
____________________

(1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed and (b) shares granted and subject to vesting as to which the individual has voting but not investment power under one or more of the stock based compensation plans of the Company or PacifiCorp.
/TABLE

       II.  RESTATEMENT OF THE LONG-TERM INCENTIVE PLAN

INTRODUCTION

          On December 14, 1993, pursuant to authority delegated to the Personnel Committee by the Board of Directors of the Company, the Personnel Committee adopted the 1994 Restatement of the Company's Long-Term Incentive Plan (Restated Plan) effective January 1, 1994, subject to the approval of the Restated Plan by the shareholders at the Annual Meeting. The purpose of the Restated Plan is to promote the long-term success of the Company by aligning the interests of executive employees more closely with those of the shareholders through a combination of performance-based incentives in the form of annual grants of restricted shares of the Company's Common Stock and a requirement for stock ownership by participants of the Common Stock of the Company or PacifiCorp.

          The Restated Plan amends and restates the Company's Long-Term Incentive Plan initially approved by the shareholders in 1988. Under the current plan, the Personnel Committee established corporate performance objectives for overlapping four-year performance cycles every two years and set a target amount of shares of Company Common Stock for each participant. The Restated Plan calls for grants of restricted shares based on past performance rather than target awards for future performance cycles. As of January 1, 1994, 85,735 shares of the Company's Common Stock were available for awards under the current plan.

DESCRIPTION OF RESTATED PLAN

     ADMINISTRATION

          The Restated Plan will be administered by the Board of Directors of the Company or a committee of the Board of Directors to whom authority for administration has been delegated. Administrative functions that do not involve selection of participants or decisions concerning the timing, pricing or amounts of awards may be delegated to an executive officer of the Company. On February 4, 1994, the Board of Directors delegated authority for administration of the Restated Plan to the Personnel Committee and delegated those limited administrative functions to the Chief Executive Officer of the Company, subject to change by the Board or Personnel Committee (Committee).

     AWARDS

          Subject to adjustment due to changes in capital structure, the total number of shares of Company Common Stock that may be awarded under the Restated Plan may not exceed 200,000 shares. The Committee will select as participants those executive employees of the Company and its subsidiaries who the Committee believes have made or will make important contributions to the long-term performance of the Company. Currently, seven executive employees of the Company and its subsidiaries are eligible for selection as participants.

          The Restated Plan provides that the Committee may vary the grants each year based on a subjective assessment of the Company's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee will consider criteria such as the following:

          (a) Total shareholder return relative to peer companies;

          (b) Earnings per share growth over time relative to peer companies;

          (c) Achievement of long-term goals, strategies and plans; and

          (d)  Maintenance of competitive position.

          Shares awarded under the Restated Plan will be subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Restated Plan and the best interests of the Company. The restrictions may include, without limitation, stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals.

          Upon the award of shares under the Restated Plan, the Company will pay to a securities broker or other third party an amount equal to the purchase price of the shares. Such securities broker or other third party will acquire the granted shares in the market for the account of the participants. The certificates and associated stock powers will be delivered to an escrow holder appointed by the Company and will be held in escrow until the Company certifies that the shares have vested or have been forfeited to the Company. The participant will be entitled to all the rights of a shareholder with respect to granted shares, including the right to vote such shares and to receive ordinary dividends payable with respect to such shares from the date of the grant.

          Awards under the Restated Plan are subject to accelerated vesting upon termination of employment within two years after a change in control of the Company. In general, under the Restated Plan such a change in control would occur if any person other than PacifiCorp or PacifiCorp Holdings, Inc. acquires beneficial ownership of 20 percent or more of the Company's Common Stock by tender offer or otherwise or if, during any period of 12 months, individuals who were members of the Board of Directors at the beginning of such period (and any new directors whose election or nomination was approved by two-thirds of such individuals) cease to constitute a majority of the Board of Directors.

     TERMS OF FEBRUARY 1994 GRANTS

          Grants totalling 10,163 shares were made in February 1994 to six executive officers of the Company, subject to approval of the Restated Plan by shareholders. As a result of these grants, the four-year performance cycle beginning January 1, 1993 and ending December 31, 1996 was cancelled without any awards having been made, and the four-year performance cycle beginning January 1, 1991 and ending December 31, 1994 was terminated effective December 31, 1993, with prorated awards being made as reflected in the Summary Compensation Table.

          The following table sets forth the number of shares granted under the Restated Plan and the market value of those shares on February 4, 1994, the date of grant, to (i) each of the executive officers named in the Summary Compensation Table and
(ii) all current executive officers of the Company as a group.
No awards were made to employees of the Company who are not executive officers. Directors who are not executive officers are not eligible to participate in the Restated Plan.

                  1994 RESTATEMENT OF THE
        PACIFIC TELECOM, INC. LONG-TERM INCENTIVE PLAN

                                      Dollar Value    Number of
Name and Position                       of Grant       Shares
- - - -----------------                     ------------    ---------
Charles E. Robinson, Chairman,
  President and Chief Executive
  Officer. . . . . . . . . . . . . . . . $87,294        3,563

James H. Huesgen, Executive
  Vice President and Chief
  Financial Officer. . . . . . . . . . . $55,125        2,250

Donn T. Wonnell, Vice
  President and Corporate
  Secretary. . . . . . . . . . . . . . . $44,100        1,800

Brian M. Wirkkala, Vice
  President and Treasurer. . . . . . . . $18,375          750

Wesley E. Carson, Vice
  President - Human Resources. . . . . . $22,050          900

All current executive officers
  (6 persons). . . . . . . . . . . . . .$248,994       10,163


          In order to align the interests of the executive employees more closely with those of the shareholders, the individual restricted stock agreements for each of the above participants contain vesting, forfeiture and stock ownership requirements designed to encourage the participants to remain employed with the Company and requiring them to have invested their own resources in the Common Stock of the Company or PacifiCorp. In general, the restricted stock agreements provide that 25 percent of the shares granted in February 1994 become nonforfeitable on February 15 of each of the four calendar years ending after December 31, 1994, provided the recipients remain continuously employed by the Company, meet certain requirements for annual investments in Common Stock of the Company or PacifiCorp and do not attempt to transfer unvested shares. The agreements provide for accelerated vesting upon death, termination of employment after permanent and total disability, retirement after age 55 with five years of service, or termination of employment within two years after a change in control of the Company as described above. Mr. Robinson is over 55 years of age with at least five years of service.

          Failure to remain continuously employed by the Company or a subsidiary results in forfeiture of all unvested shares unless accelerated vesting occurs as described above. Failure to meet the annual investment requirement results in forfeiture of any shares that would have vested on February 15 following the calendar year for which the requirement was not met. Any attempted transfer of unvested shares results in forfeiture of the shares with respect to which the attempted transfer was made.

          The annual investment requirement for each of the February 1994 grant recipients consists of an overall stock ownership target and a specific annual purchase requirement. In order to ensure full vesting of his or her restricted stock, each recipient must satisfy the annual purchase requirement during each of the four calendar years beginning with 1994 or until the recipient's stock ownership target is exceeded. The stock ownership target is a number of shares of Common Stock of the Company or PacifiCorp with an aggregate value equal to a specified multiple of the recipient's annual base salary, between 2 and 3.5 times base salary, depending on the recipient's compensation level. Similarly, the annual purchase requirement is a number of shares with an aggregate value equal to 10 percent of base salary.

          The annual purchase requirement for a recipient may be waived for a given year by the Board of Directors or the Committee upon a showing of extraordinary hardship. The annual purchase requirement may also be waived by the Chief Executive Officer of the Company, to whom this authority has been delegated, if such officer finds that compliance would result in extraordinary hardship and that the recipient's stock ownership exceeds a specified multiple of base salary, from 1 to 1.75 times base salary depending on compensation level. The Chief Executive Officer may not waive such requirement as it applies to himself.

     TAX EFFECT

          The recently enacted Federal Omnibus Budget
Reconciliation Act of 1993 includes as Section 162(m) of the Internal Revenue Code (Section 162(m)) a provision limiting to
$1 million the annual deduction by a publicly held corporation of compensation paid to any executive, with some forms of incentive compensation excluded from the limitation. Under the proposed regulations relating to Section 162(m), the Restated Plan will not meet the technical requirements of the exclusion. Accordingly, grants causing the annual limitation to be exceeded, if any, will not be fully deductible by the Company. However, grants under the Restated Plan are not expected to cause the limitation to be exceeded by a material amount for all executives as a group. The Restated Plan was designed to align the interests of executives with those of shareholders, to encourage retention of employment and to reward performance. The achievement of those objectives was considered to be more important than meeting the technical requirements of Section 162(m).

     AMENDMENT, DURATION AND TERMINATION OF THE RESTATED PLAN

          The Board of Directors may modify or amend the Restated Plan in such respects as it may deem advisable because of changes in the law while the plan is in effect or for any other reason. Under the current plan, no amendment may be made without the approval of shareholders if it would materially increase the maximum aggregate performance share awards or materially modify the eligibility requirements for participation in the plan.

          The Restated Plan will be effective January 1, 1994, subject to approval by the Company's shareholders. Unless earlier terminated, the Restated Plan will continue in effect until all shares available for awards are granted and all restrictions on such shares, if any, have lapsed.

          The Board of Directors may suspend or terminate the Restated Plan at any time except with respect to granted shares then subject to restrictions. Termination will not affect the forfeitability of shares awarded under the Restated Plan.

VOTE REQUIRED

          The affirmative vote of shares of the Company's Common Stock representing a majority of the votes present and entitled to be cast at the meeting will be required for approval of the proposed Restated Plan. In order to take advantage of the exemption contained in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, for purposes of this vote abstentions will be counted as shares present and entitled to vote and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

          The Board of Directors recommends a vote FOR approval of this proposal.

     PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Personnel Committee of the Board of Directors of the Company has furnished the following report on executive compensation. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW

          The Personnel Committee's executive compensation policies are designed to retain and to fairly compensate quality executives who will manage the Company's business effectively for the benefit of its shareholders. To assist the Company in achieving those ends, the Committee retains the services of a national consulting firm with special expertise in compensation matters to assist in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders. The Committee believes that the Company's compensation plans achieve an appropriate balance between incentives for long-term success and those related to annual goals, which are intended, over time, to result in sustained earnings and dividend growth.

          Qualifying compensation for deductibility under Section 162(m) of the Internal Revenue Code, which limits to $1 million the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of many factors that the Company considers in designing its incentive compensation arrangements. The Company views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limits of Section 162(m). Nevertheless, the Company anticipates that the amount of compensation in excess of the deductibility limits of Section 162(m) for all executive officers as a group will not be material. See "Description of Restated Plan - Tax Effect" for certain information concerning the tax effect of the Restated Plan.

COMPENSATION PROGRAM COMPONENTS

          The Company has developed an executive compensation system with three principal elements: (a) base salary;
(b) annual incentive compensation; and (c) long-term incentive compensation. The Committee, assisted by its consultant, reviews base salary levels annually and recommends appropriate changes for each executive officer. In connection with this process, the Committee evaluates total compensation of executives in relation to comparable industry data. Companies used for the competitive compensation analysis are not restricted to those included in the preparation of the performance graph set forth below. The Committee believes that a broader range of companies is more representative of the labor market in which the Company must compete for executive talent.

          The Committee seeks to establish base salaries below general industry levels so that bonus payments under the Company's Executive Bonus Plan, as described below, are required to bring annual compensation up to competitive levels. During 1993, the Committee recommended base salary increases for all executive officers of the Company. The Committee believed, based on its review of data from general industry and telecommunications companies, that increases were justified because total cash compensation levels (base salary plus incentives) for the executive group as a whole fell below competitive levels. The Committee considered factors such as the nature, complexity and diversity of Company operations, the duties and responsibilities of each executive position and the relevance of the comparative data and weighted those factors in making individual determinations as to the appropriate amount of total cash compensation.

          As part of placing a significant element of the compensation package for executive officers of the Company at risk, executive officers of the Company are eligible to participate in the annual short-term Executive Bonus Program.
The creation of this "at risk" portion of executive compensation is intended to align compensation with shareholder interests. Certain executive officers of the Company as determined by the Committee, including the executive officers named in the Summary Compensation Table below, are eligible to participate in this plan, which provides for cash awards based on achievement of business performance objectives. Guideline bonus percentages ranging from 15 percent to 40 percent of salary are established for each participant and are based on a subjective assessment of the relative impact of each position on Company growth and profitability. Payments are calculated by multiplying the guideline bonus percentages by a Company performance factor that is tied to (i) the return on average shareholder equity for the current year in relation to the five-year Treasury Bond rate and
(ii) the compound annual growth rate in net income. The compound annual growth rate is the constant rate that, when applied to each year in the four-year period, produces a total net income for that period equal to the total reported net income for that four-year period. The performance factor is subject to adjustment to reflect individual performance. The Executive Bonus Plan is designed to yield a performance factor of up to 200 percent (capped at 150 percent for participants who are also eligible for consideration under the Company's Long Term Incentive Plan). For 1993, the performance factor was 150 percent. Payments for 1993 performance are shown in the Summary Compensation Table below.

          Executive officers of the Company and its subsidiaries are also eligible to participate in the Company's Long-Term Incentive Plan. Under the current plan, which was in effect through 1993, the Committee sets a target award in shares of the Company's Common Stock for each participant and establishes corporate performance objectives for each four-year performance cycle. The use of Common Stock is intended to further align the interests of officers with those of the shareholders. The Committee has used a variety of performance objectives under the plan, including return on equity, earnings per share and net income growth. Return on equity objectives are established based upon peer group performance and a risk-free rate premised upon a five-year Treasury Bond rate. Participants receive from zero to 260 percent of the targeted shares of Common Stock, plus dividend equivalents in cash, upon completion of a performance cycle based on their degree of success in meeting the established long-term objectives.

          During 1993, the Committee evaluated the plan, which had been adopted in 1988, to ensure that it was consistent with the Company's objectives. Following that evaluation and after consideration of various alternative methods of providing incentives for achievement of the Company's objectives, the Committee developed the 1994 Restatement of the Long-Term Incentive Plan to replace the existing plan. This Restated Plan is designed to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of the Company or PacifiCorp. The Restated Plan is more fully described elsewhere in this proxy statement. See "Restatement of the Long-Term Incentive Plan." The Committee believes the Restated Plan will align the interests of executive employees more closely with those of shareholders, will provide greater opportunity to link grant size to achievement of performance, and will increase the Company's ability to retain key employees. The principal factor considered by the Committee in selecting the participants and determining the level of grants in February 1994 was the Committee's subjective assessment of the potential impact of each position on corporate strategy, policies, and investment and business decisions relating to the long-term direction of the Company. The Committee also took into consideration competitive practices for positions at similar levels in the industry and at PacifiCorp, the termination of existing cycles under the current Long-Term Incentive Plan, the fact that prorated awards were made with respect to the performance cycle ending December 31, 1994 under the current plan and the Company's strong financial performance and success in attaining its long term goals during 1993.

          In connection with the adoption of the Restated Plan, the Company terminated the performance cycle that was to end December 31, 1994 and made prorated awards for that performance cycle, as reflected in the Summary Compensation Table below. The performance objectives for that performance cycle were earnings per share growth and return on equity compared to a five-year Treasury Bond rate. Performance results measured against performance objectives produced a performance factor of 101.27 percent, which was applied to the target award. The resulting amount was then prorated to reflect early termination of the scheduled four-year cycle.

CEO COMPENSATION

          For 1993, the Committee approved a base salary increase for Mr. Robinson of four percent based upon various factors, including a recommendation by the PacifiCorp personnel committee, consideration of competitive pay data and a subjective assessment of Mr. Robinson's performance, potential and changes in duties and responsibilities.

          Mr. Robinson's 1993 award under the Executive Bonus Plan, his prorated award under the current Long-Term Incentive Plan for the performance cycle ending December 31, 1994, and the number of shares of restricted stock awarded to him pursuant to the Restated Plan were determined on the same basis as for other executive officers of the Company, as described above.

          Executive officers of the Company, who are designated by the personnel committee of PacifiCorp, are also eligible to participate in the PacifiCorp long-term incentive plan. Mr. Robinson is a participant in this plan and the costs of his participation are borne by the Company. In 1993, PacifiCorp also restated its long-term incentive plan in a manner substantially identical to the Restated Plan so that it provides for annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in Common Stock of PacifiCorp or the Company. Pursuant to the PacifiCorp plan, a grant of 4,500 shares of PacifiCorp Common Stock was made to Mr. Robinson effective November 17, 1993. The principal factors considered by the PacifiCorp personnel committee in making the grants under its plan were the committee's subjective assessment of the success of restructuring PacifiCorp in 1993 and the improvement in PacifiCorp's financial performance after the restructuring. The committee also was aware that target awards for the four-year cycle ending December 31, 1993 would not be paid under PacifiCorp's pre-restatement plan because the established performance objectives were not met.

                         PERSONNEL COMMITTEE

                         Roy M. Huhndorf
                         Joyce E. Galleher
                         Sidney R. Snyder

              COMPARISON OF FIVE-YEAR CUMULATIVE
                TOTAL RETURN AMONG THE COMPANY,
             S&P 500 INDEX AND COMPANY PEER GROUP


          The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          The following graph provides a comparison of the annual percentage change in the Company's cumulative total shareholder return on its Common Stock, with the cumulative total return of the S&P 500 Index and a peer group consisting of the Dow Jones Telephone Systems Index plus the following additional companies not included in that index: Telephone & Data Systems, Inc., Rochester Telephone Corporation, Century Telephone Enterprises, Inc., Lincoln Telecommunications Company, C-TEC Corporation and Citizens Utilities Company. The comparison assumes $100 was invested on December 31, 1988 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.


                     PACIFIC TELECOM, INC.
        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                           1988-1993

                         Pacific
Measurement Period       Telecom       S&P           Peer
(Fiscal Year Covered)    Inc.          500 Index     Group
- - - ---------------------    ----------    ---------     -----
Measurement Pt-12/31/88  $100          $100          $100
FYE  12/31/89            $168.77       $131.59       $158.53
FYE  12/31/90            $189.43       $127.49       $140.70
FYE  12/31/91            $203.75       $166.17       $155.95
FYE  12/31/92            $206.54       $178.81       $173.73
FYE  12/31/93            $231.49       $196.75       $207.27

                    EXECUTIVE COMPENSATION

          The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for fiscal years ended December 31, 1993, 1992 and 1991 of those persons who were, at December 31, 1993, the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

                  SUMMARY COMPENSATION TABLE

                                                                                               Long-Term
                                                 Annual Compensation                          Compensation
                                         ------------------------------------  --------------------------------------------
                                                                    Other      Restricted       Long-Term        All
                                                      Annual        Annual        Stock         Incentive       Other
Name and Principal Position              Salary      Bonus(1)    Compensation     Award          Payouts    Compensation(2)
- - - ---------------------------              ------      --------    ------------     -----          -------    ---------------
Charles E. Robinson,           1993     $387,500     $232,500     $      --     $85,500(3)     $185,865(4)     $12,611
Chief Executive Officer and    1992      375,000           --            --          --         380,419(4)      12,006
Chairman of the Board of       1991      373,462      226,000            --          --         289,512(5)      11,856
Directors

James H. Huesgen,              1993      184,200       96,700            --          --         111,967(4)       9,691
Executive Vice President and   1992      175,850           --         1,528          --         209,696(4)      10,268
Chief Financial Officer        1991      173,081       87,600           634          --              --         10,153

Donn T. Wonnell,               1993      145,601       54,600            --          --          53,742(4)       8,383
Vice President and             1992      134,800           --            --          --          42,762(4)       8,718
Corporate Secretary            1991      110,354       42,800            --          --              --            938

Brian M. Wirkkala,             1993      118,650       35,600            --          --          38,069(4)       6,834
Vice President and             1992      113,900           --            --          --          96,488(4)       9,149
Treasurer                      1991      112,992       32,700            --          --              --          9,619

Wesley E. Carson,              1993      111,451       41,800            --          --          35,001(4)       6,416
Vice President -               1992      101,050           --            --          --          23,028(4)       6,536
Human Resources                1991       81,837(6)    20,300            --          --              --          4,360
____________________

(1)  Please refer to the Personnel Committee Report on Executive
     Compensation for a description of the Company's Executive
     Bonus Plan.

(2) Amounts shown for 1993 include (a) contributions to defined contribution plans of $9,214, $8,107, $7,131, $5,814 and
     $5,458 for Messrs. Robinson, Huesgen, Wonnell, Wirkkala and Carson, respectively, and (b) premiums on term life insurance policies of $3,397, $1,584, $1,252, $1,020 and $958 for
     Messrs. Robinson, Huesgen, Wonnell, Wirkkala and Carson, respectively.

(3) Restricted stock grant made in connection with the 1993 restatement of PacifiCorp's long-term incentive plan, in which Mr. Robinson is a participant and which is subject to shareholder approval at the 1994 annual meeting of shareholders of PacifiCorp. Please refer to the Personnel Committee Report on Executive Compensation for a description of the 1993 restatement of PacifiCorp's long-term incentive plan and the restricted stock grants. At December 31, 1993, the aggregate value of all restricted stock holdings held by Mr. Robinson, based on the market value of the shares at December 31, 1993, without giving effect to the diminution of value attributable to the restrictions on such stock, was $86,625.

(4) Please refer to the "Restatement of the Long-Term Incentive Plan" for a description of the Company's current Long-Term Incentive Plan, which had a four-year performance cycle ending December 31, 1992. For that performance cycle, the performance criteria were relative return on equity compared to an industry composite and earnings per share growth. In connection with the adoption of the Restated Plan, the Company terminated the performance cycle that was to end December 31, 1994 and made prorated awards in December, 1993 for that performance cycle. See "Personnel Committee Report on Executive Compensation."

(5) The current PacifiCorp long-term incentive plan had four-year performance cycles ending December 31, 1991 and December 31, 1993. For the performance cycle ending
     December 31, 1991, the performance criteria were relative return on equity compared to an industry composite, earnings-per-share growth, cash flow per share growth and return on equity in excess of the risk-free interest rate. No awards were made for the performance cycle ended December 31, 1993.

(6)  Mr. Carson became an executive officer in November 1991.

SEVERANCE ARRANGEMENTS

       The Company adopted an Executive Officer Severance Plan effective January 1, 1994 under which certain executive officers of the Company, including Messrs. Robinson, Huesgen, Wonnell and Carson, will receive a severance payment equal to twice the executive's total cash compensation during the last full calendar year upon termination of employment with the Company. The severance payment will be made to the executive in 24 equal monthly payments following the date of the termination of his employment, and the payments may be terminated by the Company if the executive accepts employment with a competitor of the Company or its affiliates. The plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability, or to a termination for cause or a voluntary termination. "Voluntary termination" does not include a change in reporting relationship, a material change in authority or a change in control of the ownership of the Company that results in a change in position that is detrimental to the executive officer, unless such change in reporting relationship, authority or control is agreed to by the executive officer. Under the plan, "cause" for termination includes any act by an executive that is materially contrary to the interests of the Company or its affiliates and the willful and continued failure by an executive to devote his full business time and efforts to the business affairs of the Company or its affiliates. The plan will terminate on December 31, 1995, unless extended by the Personnel Committee.

RETIREMENT PLANS

          The Company and many of its subsidiaries have adopted a noncontributory defined benefit retirement plan (Retirement
Plan) for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain of the Company's executive officers, including Messrs. Robinson, Huesgen and Wonnell, are also eligible to participate in PacifiCorp's non-qualified Supplemental Executive Retirement Plan ("SERP"). The plans provide benefits at retirement payable for life based on length of service with the Company or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits. For participants in both plans, pay includes salary and bonuses, as reflected in the Summary Compensation Table. For participants in the Retirement Plan only, pay includes base salary plus bonuses up to 10 percent of base pay, reduced by any nonqualified salary reductions elected by the employee. Accrued benefits are completely unvested until an employee has five years of service or reaches age 65, when the benefits become 100 percent vested. The SERP provides a normal retirement benefit of 65 percent of final average pay reduced by the amount of Social Security benefits and certain other retirement benefits. SERP participants are eligible to receive full benefits after age 62 with 30 years of service or at age 65 with at least 15 years of service. Participants in the SERP are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of service.

          The following table shows the estimated annual retirement benefit payable upon normal retirement age at age 65 as of January 1, 1994. Amounts in the table reflect payments from the Retirement Plans and the SERP combined.

Final Average
Annual Pay at
Retirement Date             Years of Credited Service
- - - ---------------    --------------------------------------------
                       5          15         25          30
                   --------------------------------------------
$  200,000         $ 43,333    $130,000    $130,000    $130,000
   400,000           86,667     260,000     260,000     260,000
   600,000          130,000     390,000     390,000     390,000
   800,000          173,333     520,000     520,000     520,000
 1,000,000          216,667     650,000     650,000     650,000
_______________

(1) The benefits shown in the table above assume that the individual will remain in the employ of the Company until normal retirement at age 65 and that the plans will continue in their present form. Amounts shown above do not reflect the Social Security offset.
(2) The number of credited years of service used to compute benefits under the Retirement Plan for Messrs. Robinson, Huesgen and Wonnell are 30, 11 and 3.
(3) Mr. Wirkkala has a fixed benefit under the SERP of $1,283 per year payable at normal retirement without further offset for Social Security or other retirement plan benefits.

          Messrs. Wirkkala and Carson are accruing benefits only under the Retirement Plan. The following table shows the estimated annual benefits payable under the Retirement Plan upon normal retirement at age 65 as of January 1, 1994:

 Pension
Qualified
 Salary                       Years of Credited Service
- - - ---------          -----------------------------------------------------
                       10        15         20          25         30
                   -----------------------------------------------------
$ 50,000           $ 8,151    $12,227    $16,302     $20,378     $24,453
 100,000            17,901     26,852     35,802      44,753      53,703
 150,000            27,651     41,477     55,302      69,128      82,953
_______________

(1) Amounts shown above do not reflect the Social Security offset. The number of credited years of service used to compute benefits under the Retirement Plan for Messrs. Wirkkala and Carson are 30 and 10, respectively.
(2) 1993 pension qualified salary used to compute Retirement Plan benefits for Messrs. Wirkkala and Carson was $128,139 and $126,281, respectively.

                     CERTAIN TRANSACTIONS

          PacifiCorp provides certain corporate services to the Company, at PacifiCorp's cost, under a Management Services Agreement. In addition, an indirect subsidiary of PacifiCorp provides certain air transportation services to the Company and its subsidiaries. For the year ended December 31, 1993, billings to the Company under these agreements totaled $1,674,000. During 1993, a subsidiary of PacifiCorp also billed the Company $4,718,000, primarily for computer hardware lease payments, and PacifiCorp billed the Company $126,000 for pole contact rental.

          The Company provides certain computer services to PacifiCorp. During 1993, the Company billed PacifiCorp $328,000 for these services.

          Pursuant to the terms of an intercompany borrowing arrangement, from time to time the Company and PacifiCorp Holdings, Inc. (Holdings) make open account advances to each other. Advances are evidenced by notes, payable on demand, and bear interest at a short-term market rate. No advances were made from Holdings to the Company during 1993. The daily weighted average balance of advances to Holdings was $1,412,000 during 1993, with a weighted average interest rate of 3.1 percent. No advances to Holdings were outstanding on December 31, 1993. The Company joins with PacifiCorp in filing a consolidated federal income tax return along with unitary state income tax returns and will pay an estimated $41,924,000 to PacifiCorp for the Company's 1993 federal and state income taxes.

                     INDEPENDENT AUDITORS

          The Board of Directors has selected Deloitte & Touche as the Company's independent auditors for the year 1994. Representatives of Deloitte & Touche are expected to be at the meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

             METHOD AND COST OF SOLICITING PROXIES

          The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally or by telephone. The Company will, upon request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Common Stock to execute proxies.

                         ANNUAL REPORT

          The Company's 1993 Annual Report to Shareholders is transmitted with this Proxy Statement.

                        OTHER BUSINESS

          The Board of Directors does not intend to present any business for action by the shareholders at the meeting except the matters referred to in this Proxy Statement and has not been informed of any matters which may be presented by others. If any other matter properly comes before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of the Board of Directors.

                     SHAREHOLDER PROPOSALS

          A shareholder proposal to be considered for inclusion in proxy material for the Company's 1995 annual meeting must be received by the Company not later than December 1, 1994.

          Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                              By Order of the Board of Directors

                              Donn T. Wonnell
                              Vice President and
                                Corporate Secretary

April 1, 1994

                     PACIFIC TELECOM, INC.
         PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        April 29, 1994


The undersigned hereby appoints Charles E. Robinson and Dr. Nancy Wilgenbusch, or either of them, with full power of substitution, the undersigned's true and lawful attorneys to vote all the Common Stock standing in the undersigned's name on the Company's books at the close of business on March 18, 1994 at the Annual Meeting of Shareholders of Pacific Telecom, Inc. to be held at the Sheraton Portland Airport Hotel, 8235 N.E. Airport Way, Portland, Oregon 97220, on Friday, April 29, 1994 at 9:30 a.m., and any adjournment or adjournments thereof.


1.   ELECTION OF DIRECTORS  /   /  WITHHOLD AUTHORITY  /   /
     For all nominees listed       to vote for all
     below (except as marked       nominees listed
     to the contrary below)        below


                       Joyce E. Galleher
                       Roy M. Huhndorf
                       Sidney R. Snyder
                       Charles E. Robinson
                       Donald L. Mellish
                       Nancy Wilgenbusch


2.   APPROVAL OF THE 1994 RESTATEMENT OF THE LONG-TERM
     INCENTIVE PLAN

   /   /  FOR        /   /  AGAINST      /   /  ABSTAIN


INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW


- - - -------------------------------------------------------------

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS, IF GIVEN. IF THIS PROXY IS RETURNED UNMARKED, IT WILL BE VOTED FOR THE DIRECTORS AND FOR APPROVAL OF THE 1994 RESTATEMENT OF THE LONG-TERM INCENTIVE PLAN. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Shareholders dated April 1, 1994 and the Proxy Statement furnished therewith.

Dated this      day of April, 1994




- - - -------------------------------------------------------------




- - - -------------------------------------------------------------
Shareholder(s)

     When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Please mark, date, sign and return the proxy form promptly.

The following copy of the Pacific Telecom, Inc. Long-Term Incentive Plan, 1994 Restatement, is being sent to the Commission pursuant to the requirements of Instruction 3 to Item 10 of Regulation 14A. A copy of the plan is not being sent to shareholders with the definitive proxy statement.

        PACIFIC TELECOM, INC. LONG TERM INCENTIVE PLAN

                       1994 RESTATEMENT

        PACIFIC TELECOM, INC. LONG TERM INCENTIVE PLAN
                       1994 RESTATEMENT

          Pacific Telecom, Inc., a Washington corporation (the "Company"), amends and restates its Long Term Incentive Plan, as adopted effective January 1, 1988, to provide in its entirety as set forth herein. This Long Term Incentive Plan, as amended and restated (the "Plan"), shall govern incentive awards made on or after the date the Plan is approved by the Company's Board of Directors(the "Board of Directors"). Approval of the Plan by the Board of Directors shall not affect incentive awards to be made with respect to performance cycles that began under the Company's existing Long Term Incentive Plan prior to such approval, unless the Company and the recipients of such awards agree otherwise.

     1. PURPOSE. The Purpose of the Plan, as restated herein,is to promote the long-term success of the Company by providing stock-based incentives for selected executive employees of the Company to exert their best efforts on behalf of the Company and its shareholders. Awards under the Plan shall take the form of grants of shares of the Company's Common Stock ("Common Stock"). Such shares shall be held by Plan participants ("Participants") subject to satisfaction of such vesting and stock ownership restrictions as may be specified at the time of grant.

     2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 7, the total number of shares of Common Stock that may be awarded under the Plan shall not exceed 200,000 shares. Shares awarded under the Plan shall be purchased on the open market for delivery to Participants.

     3.   EFFECTIVE DATE AND DURATION OF PLAN.

          3.1 EFFECTIVE DATE. The Plan shall become effective on the date adopted by the Board of Directors; provided, however, that no award under the Plan shall be deemed effective until the Plan is approved by the affirmative vote of the holders of a majority of the securities of the Company represented and entitled to vote at a duly held meeting of the Company's shareholders at which a quorum is present. Any award made prior to shareholder approval of the Plan shall be conditioned on and made subject to such approval. Subject to this limitation, shares may be awarded under the Plan at any time after the effective date and before termination of the Plan.

          3.2 DURATION AND EARLY TERMINATION. Unless earlier terminated, the Plan shall continue in effect until all shares available for awards under the Plan have been awarded and all restrictions on such shares, if any, have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to outstanding shares held subject to restrictions. Termination shall not affect the forfeitability of shares awarded under the Plan.

4.   ADMINISTRATION.

          4.1  BOARD OF DIRECTORS.  The Plan shall be
     administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations that are, in the judgment of the Board of Directors, necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

          4.2 COMMITTEE. The Board of Directors may delegate to a committee of directors(the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may terminate or amend the Plan as provided in Sections 3.2 and 11.

          4.3  OFFICER.  The Board of Directors or the
     Committee, as applicable, may delegate to an executive officer of the Company authority to administer those aspects of the Plan that do not involve selection of Participants or decisions concerning the timing, pricing, or amounts of awards. No officer to whom administrative authority has been granted under this Section 4.3 may waive or modify any restriction applicable to shares granted to such officer under the Plan.

     5. ELIGIBILITY. All executive employees of the Company are eligible for selection as Participants. The Board of Directors may, from time to time, select as Participants those executive employees who the Board of Directors believes have made or will make important contributions to the long-term performance of the Company.



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
     6.   AWARDS.

          6.1 GRANT CRITERIA. In determining the individuals to whom awards under the Plan shall be made and the amounts of the awards, the Board of Directors shall consider criteria such as the following:

               (a) Total shareholder return relative to peer companies;

               (b) Earnings per share growth over time relative to peer companies;

               (c) Achievement of long term goals, strategies and plans; and

               (d)  Maintenance of competitive position.

          6.2 RESTRICTIONS. Shares awarded shall be subject to such terms, conditions, and restrictions as may be determined by the Board of Directors to be consistent with the purpose of the Plan and the best interests of the Company. The restrictions may include, without limitation, stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by Participants of specified stock ownership goals.

          6.3 AGREEMENTS. The Board of Directors may require the recipient to sign an agreement as a condition of the award.

     7. CHANGES IN CAPITAL STRUCTURE. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corpo-ration by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for awards under the Plan. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disre-garded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

     8. ACCELERATION UPON TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding any other provisions of the Plan or related agreements, all restrictions affecting shares of Common Stock awarded to a Participant under the Plan shall immediately lapse upon termination of the Participant's employment within two years after the date on which any one of the following events has taken place:

          8.1 TENDER OR EXCHANGE OFFER. A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of at least 20 percent of the outstanding Common Stock; or

          8.2 20 PERCENT OWNER. The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of 20 percent or more of the Company's outstanding Common Stock; or

          8.3 BOARD OF DIRECTORS. During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     9. STOCK CERTIFICATE LEGENDS. The certificates representing shares of Common Stock awarded under the Plan shall bear any legends required by the Board of Directors.

     10. WITHHOLDING TAX. The Company may require any recipient of an award under the Plan to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law.

     11. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Sections 4.1 and 8, however, no change in an award already granted shall be made without the written consent of the recipient of such award.

     12. APPROVALS. Should the approval of state and federal authorities or agencies with jurisdiction in the matter be required, the obligations of the Company under the Plan are subject to the Company obtaining such approval. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.


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
     13. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or interfere in any way with the right of the Company by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     14. RIGHTS AS A SHAREHOLDER. The recipient of an award under the Plan shall have the right to vote all shares of Common Stock awarded to such recipient and shall have the right to all dividends and distributions payable in respect of such shares, regardless of whether such shares have vested or are subject to restrictions.

          Adopted by Board of Directors:   December 14, 1993

          Approved by Shareholders:                  ,199__


                              PACIFIC TELECOM, INC., a Washington
                              corporation



                              By  Charles E. Robinson
                                  _____________________________
                                  Executed:      January 1,1994